Exhibit 11(a)


                         Independent Auditors' Consent

The Boards of Directors
First American Investment Funds, Inc.
Piper Funds Inc.
Piper Funds Inc.-II
Piper Global Funds Inc.


We consent to the use of our reports dated November 7, 1997, relating to the financial statements and financial highlights of Emerging Growth Fund, National Tax-Exempt Fund and Minnesota Tax-Exempt Fund (series of Piper Funds Inc.), Emerging Markets Growth Fund (a series of Piper Global Funds Inc.), and Adjustable Rate Mortgage Securities Fund (a series of Piper Funds Inc.-II), incorporated by reference herein and to the references to our Firm under the headings "Financial Highlights" in Part A and "Custodian; Transfer Agent; Counsel; Accountants" in Part B of the Registration Statement.

                                            KPMG Peat Marwick LLP

                                            /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
July 31, 1998